                                                               Exhibit 99(b)(iv)



                          INVESTMENT ADVISORY AGREEMENT

     This Agreement, dated as of the 1st day of November, 1999, made by and between Trainer, Wortham First Mutual Funds, a business trust (the "Trust") operating as an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), on behalf of TRAINER, WORTHAM CALIFORNIA LARGE-CAP GROWTH FUND (the "Series") and Trainer, Wortham & Co., Inc., a wholly-owned subsidiary of First Republic Bank, with its principal offices at 845 Third Avenue, 6th Floor, New York, NY 10022 ("Investment Advisor").

     WHEREAS, the Trust is registered as an open-end, management investment company under the Act; and

     WHEREAS, the Trust desires to retain the Investment Advisor to furnish investment advisory and administrative services with respect to the Series, and the Investment Advisor is willing to so furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

     1. APPOINTMENT. The Trust hereby appoints the Investment Advisor to act as investment advisor to the Series for the period and on the terms set forth in this Agreement. The Investment Advisor accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     2. DELIVERY OF DOCUMENTS. The Series has furnished the Investment Advisor with copies of each of the following:

            (a) Resolutions of the Board of Trustees authorizing the appointment of the Investment Advisor and approving this Agreement;

            (b) The Series most recent prospectus and Statement of Additional Information (such prospectus and Statement of Additional Information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus").

     The Series will furnish the Investment Advisor from time to time with copies of all amendments of or supplements to the foregoing.

     3. MANAGEMENT Subject to the supervision of the Board of Trustees, the Investment Advisor will provide a continuous investment program for the Series, including investment research and day-to-day management of the Series' assets. The Investment Advisor will determine from time to time what securities and other investment will be purchased, retained or sold by the Series. The Investment Advisor will provide the services under this Agreement in accordance with the Series' investment objective, policies and restrictions as stated in the Prospectus and resolutions of the Board of Trustees. The Series wishes to be informed of important developments materially affecting the Series and its shareholders, and the Investment Advisor agrees to furnish to the Series, from time to time, such information as may be appropriate for this purpose. The Investment Advisor further agrees that it:

            (a) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission;

            (b) will place orders pursuant to its investment determinations for the Series either directly with the issuer or with any broker or dealer. In executing portfolio transactions, the Investment Advisor will use its best efforts to seek on behalf of the Series the best overall terms available. In assessing the best overall terms available for any transaction, the Investment Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Investment Advisor may also consider the brokerage and research services (as those terms are defined in Section 28 (e) of the Securities Exchange Act of 1934) provided to the Series and any other accounts over which the Investment Advisor exercises investment discretion. The Investment Advisor is authorized, subject to the prior approval of the Board of Trustees, to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Series which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction in such instances where the Investment Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer as viewed in terms of that particular transaction or in terms of the overall responsibilities of the Investment Advisor to the Series. In addition, the Investment Advisor may take into account the sale of the Series' units in allocating purchase and sale orders for portfolio securities to brokers or dealers (including affiliated brokers and dealers that are affiliated with the Series, the Investment Advisor or the principal underwriter), provided that the Investment Advisor believes that the quality of execution and the commission are comparable to what they would be by other qualified firms. In no instance, however, will portfolio securities be purchased from or sold to the Investment Advisor, the principal underwriter or any affiliated person of either the Series, the Investment Advisor or the principal underwriter or any affiliated person of the Series, the Investment Advisor or the principal underwriter, acting as principal in the transaction except to the extent permitted by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.;

            (c) will maintain all books and records with respect to the Series' securities transactions which the Series is required to maintain under applicable laws and will furnish the Board of Trustees such periodic and special reports as the Board may request; and

            (d) will treat confidentially and as proprietary information of the Series all records and other information relative to the Series and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to, and approval in writing by, the Board of Trustees, which approval shall not be unreasonably withheld and may not be withheld where the Investment Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Board of Trustees.

     4. SERVICES NOT EXCLUSIVE. The investment management services furnished by the Investment Advisor hereunder are not to be deemed exclusive, and the Investment Advisor shall be free to furnish similar services to others whether or not for compensation so long as its services under this Agreement are not impaired thereby.

     5. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Advisor hereby agrees that all records which it maintains for the Series are the property of the Series and further agrees to surrender promptly to the Series any of such records upon the Series' request. The Investment Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required by Rule 31a-1 to be maintained under the 1940 Act.

     6. EXPENSES. During the term of this Agreement, the Investment Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Series.

     7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date of the effectiveness of this Agreement, the Series will pay the Investment Advisor and the Investment Advisor will accept as full compensation therefor a fee, accrued daily and paid monthly, at an annual rate of 0.75 of 1% of the daily net asset value of the Series.

     8. LIMITATION OF LIABILITY. The Investment Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Series in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Advisor in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     9. DURATION AND TERMINATION. This Agreement will become effective at such time as shall have been approved by the shareholders of the Series, in accordance with the requirements under the 1940 Act, and the existing advisory contract with Trainer, Wortham & Co., Inc. shall have been terminated, and, unless sooner terminated as provided herein, shall continue in effect until November 1, 2001, and thereafter for successive periods of twelve months each ending on October of each year, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Series. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Series (by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Series) on sixty days' written notice or by the Investment Advisor on ninety days written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms majority of the outstanding voting securities, "interested persons" and

"assignment" shall have the same meaning of such terms in the 1940 Act.)

     10. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Series.

     11. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affect thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                Trainer, Wortham First Mutual Funds
                                on behalf of
                                TRAINER, WORTHAM LARGE-CAP GROWTH FUND


                                By
                                   ---------------------------------------------
                                   President


                                   Trainer, Wortham & Co., Inc.


                                By
                                    --------------------------------------------
                                    Managing Director